EXHIBIT 99.1

Voyager Therapeutics Reports Second Quarter 2023 Financial and Operating Results

- Introduced new vectorized anti-Aβ antibody gene therapy research initiative, expanding Alzheimer’s disease portfolio -

- Executed license agreement with Sangamo for prion disease treatment -

- Presented validating preclinical results including increased brain transduction of IV-administered TRACER™ capsids across multiple non-human primate species at ASGCT 2023 -

- Conference call at 8:30 a.m. ET today -

CAMBRIDGE, Mass., August 3, 2023 – Voyager Therapeutics, Inc. (Nasdaq: VYGR), a biotechnology company dedicated to breaking through barriers in gene therapy and neurology, today reported second quarter 2023 financial and operating results.

“The introduction today of Voyager’s vectorized anti-Aβ gene therapy research initiative expands our Alzheimer's disease portfolio, complementing our anti-tau antibody and tau knock-down gene therapy programs,” said Alfred W. Sandrock, Jr., M.D., Ph.D., Chief Executive Officer of Voyager. “We are encouraged by recent approvals in Alzheimer’s disease, and we believe this establishes a path forward for new approaches to existing targets, as well as new targets, to help address the heterogeneity of the massive Alzheimer’s disease population. Our anti-tau antibody VY-TAU01 remains on track for IND in the first half of 2024, and we continue to advance our growing pipeline of wholly-owned and partnered CNS gene therapies leveraging our neurotropic TRACER capsids.”

Key Milestones Achieved in Q2 2023 and Subsequent Period::

●	Launch of new vectorized anti-Aβ antibody early research initiative for Alzheimer’s disease: Voyager today announced an early research initiative investigating a gene therapy comprising a vectorized anti-Aβ antibody delivered via a TRACER capsid for the potential one-time treatment of Alzheimer’s disease. The new initiative leverages Voyager’s vectorized antibody expertise to express an anti-Aβ antibody to target amyloid plaques. Preliminary data in mice have shown vectorized antibody target engagement. This initiative further expands Voyager’s portfolio of Alzheimer’s programs including its anti-tau antibody program and siRNA tau knockdown gene therapy research initiative.
●	Licensing agreement with Sangamo: In June, Voyager and Sangamo Therapeutics, Inc. announced a definitive license agreement for a potential treatment of prion disease. Under the agreement, Voyager provided Sangamo with access to a TRACER capsid to be combined with Sangamo’s zinc finger transcriptional regulators (ZF-TRs) designed to treat prion disease.
●	ASGCT 2023 Conference: In May, Voyager shared seven data presentations at the American Society of Gene and Cell Therapy’s (ASGCT) Annual Meeting, including data demonstrating greater than 50% cell transduction in multiple areas of the brain at a dose of 2E12 vg/kg following intravenous administration of VCAP-102 in marmosets, as well as data further confirming the binding of VCAP-102 to a novel receptor, and progress identifying receptors to additional TRACER-derived capsid families.
●	Advancement of anti-tau antibody program: In April, Voyager received pre-IND written feedback from the FDA for VY-TAU01, its lead humanized anti-tau antibody candidate. Voyager continues to expect to initiate GLP toxicology studies this year to enable an IND filing in the first half of 2024.
●	Presentation of data on Huntington’s disease (HD) early research initiative: In April, Voyager presented data on the HD research initiative at the 18th Annual Huntington's Disease Therapeutics Conference held in Dubrovnik, Croatia. Voyager’s early research initiative for HD combines an intravenous TRACER capsid with vectorized siRNAs to enable specific knockdown of mutant HTT and MSH3.
●	Key leadership additions: In May, Voyager announced the appointment of George Scangos, Ph.D., to its Board of Directors. In July, Voyager announced the appointment of Jacquelyn Fahey Sandell as Chief Legal Officer.

Key Upcoming Milestones:

●	Anti-tau antibody program for Alzheimer’s disease: Voyager continues to expect to initiate GLP toxicology studies in 2023 to support an IND in the first half of 2024.
●	SOD1 gene therapy program for amyotrophic lateral sclerosis (ALS): Voyager expects to identify a lead development candidate in the second half of 2023 to support an IND in mid-2025.
●	Voyager and Neurocrine Biosciences collaboration: Voyager and Neurocrine Biosciences continue to collaboratively advance the GBA1 gene therapy program for Parkinson’s disease and other GBA1-mediated diseases, as well as the FXN gene therapy program for Friedreich’s Ataxia.

Second Quarter 2023 Financial Results

●	Collaboration Revenues: Voyager had collaboration revenue of $4.9 million for the second quarter of 2023, compared to $0.7 million for the same period in 2022. The increase was primarily due to revenue recognized during the second quarter of 2023 on the 2023 and 2019 strategic collaborations with Neurocrine Biosciences.
●	Net (Loss): Net loss was $22.2 million for the second quarter of 2023, compared to $19.1 million for the same period in 2022. The difference is primarily due to the increase in operating expenses discussed in the two bullets immediately below.
●	R&D Expenses: Research and development expenses were $22.0 million for the second quarter of 2023, compared to $12.5 million for the same period in 2022. The increase in R&D expenses was primarily a result of increased program-related spending, and increased compensation costs driven by headcount increases during the second quarter of 2023.
●	G&A Expenses: General and administrative expenses were $8.3 million for the second quarter of 2023, compared to $7.6 million for the same period in 2022. The increase in G&A expenses was primarily a result of increased compensation costs driven by headcount increases.
●	Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2023, were $272.7 million.

Six Months Ended June 30, 2023 Financial Results

●	Collaboration Revenues: Voyager had collaboration revenue of $155.3 million for the six months ended June 30, 2023 period, compared to $1.4 million for the same period in 2022. The increase was primarily due to revenue recognized during the first quarter of 2023 on the 2023 strategic collaboration with Neurocrine Biosciences, as well as revenue recognized on the Novartis license of novel TRACER capsids.
●	Net Income (Loss): Net income was $101.8 million for the six months ended June 30, 2023 period, compared to net loss of $40.4 million for the same period in 2022. The difference was primarily due to the revenue increases noted above.
●	R&D Expenses: Research and development expenses were $40.6 million for the six months ended June 30, 2023 period, compared to $26.9 million for the same period in 2022. The increase in R&D expenses was primarily a result of increased program-related spend, and increased compensation costs driven by headcount increases during the 2023 period.
●	G&A Expenses: General and administrative expenses were $17.3 million for the six months ended June 30, 2023 period, compared to $15.2 million for the same period in 2022. The increase in G&A expenses was primarily a result of increased compensation costs driven by headcount increases.

Financial Guidance

Voyager is committed to maintaining a strong balance sheet that supports the advancement and growth of its platform and pipeline. Voyager continues to assess its planned cash needs both during and in future periods. As communicated previously, we expect our cash, cash equivalents, and marketable securities, along with amounts expected to be received as reimbursement for development costs under the Neurocrine collaborations and interest income, to be sufficient to meet Voyager’s planned operating expenses and capital expenditure requirements into 2025.

Conference Call

Voyager will host a conference call and webcast today at 8:30 a.m. ET to discuss the second quarter 2023 financial and operating results. To participate via telephone and join the call live, please register in advance here. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique passcode. A live webcast of the call will also be available on the Investors section of the Voyager website at ir.voyagertherapeutics.com, and a replay of the call will be available at the same link approximately two hours after its completion. The replay will be available for at least 30 days following the conclusion of the call.

About the TRACER™ Capsid Discovery Platform
Voyager’s TRACER™ (Tropism Redirection of AAV by Cell-type-specific Expression of RNA) capsid discovery platform is a broadly applicable, RNA-based screening platform that enables rapid discovery of AAV capsids with robust penetration of the blood-brain barrier and enhanced central nervous system (CNS) tropism in multiple species, including non-human primates (NHPs). TRACER generated capsids have demonstrated superior and widespread gene expression in the CNS compared to conventional AAV capsids as well as cell- and tissue-specific transduction, including to areas of the brain that have been traditionally difficult to reach. Separate results have demonstrated the enhanced ability of certain capsids to target cardiac muscle and to de-target the dorsal root ganglia. Voyager is expanding its library of AAV capsids optimized to deliver diverse therapeutic payloads to address a broad range of CNS and other diseases. As part of its external partnership strategy, Voyager has established multiple collaboration agreements providing access to its next-generation TRACER capsids to potentially enable its partners’ gene therapy programs to treat a variety of diseases.

About Voyager Therapeutics

Voyager Therapeutics (Nasdaq: VYGR) is a biotechnology company dedicated to breaking through barriers in gene therapy and neurology. The potential of both disciplines has been constrained by delivery challenges; Voyager is leveraging cutting-edge expertise in capsid discovery and deep neuropharmacology capabilities to address these constraints. Voyager’s TRACER AAV capsid discovery platform has generated novel capsids with high target delivery and blood-brain barrier penetration at low doses, potentially addressing the narrow therapeutic window associated with conventional gene therapy delivery vectors. This platform is fueling alliances with Pfizer Inc., Novartis Pharma AG, Neurocrine Biosciences, Inc., and Sangamo Therapeutics, Inc., as well as multiple programs in Voyager’s own pipeline. Voyager’s pipeline includes wholly-owned and collaborative preclinical programs in Alzheimer’s disease, amyotrophic lateral sclerosis (ALS), Parkinson’s disease, and other diseases of the central nervous system, with a focus on validated targets and biomarkers to enable a path to rapid potential proof-of-biology. For more information, visit www.voyagertherapeutics.com.

Voyager Therapeutics® is a registered trademark, and TRACER™ is a trademark, of Voyager Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “will,” “expect,” “plan,” “believe,” “target,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements.

For example, all statements Voyager makes regarding Voyager’s ability to advance its AAV-based gene therapy programs and tau antibody program; the preclinical development of its potential development candidates; Voyager’s entitlement to receive option exercise, milestone and royalty-based fees from Novartis and Pfizer under the respective license option agreements; Voyager’s ability to advance gene therapy product candidates under the Neurocrine collaborations; Voyager’s ability to identify receptors to additional TRACER-derived capsid families; Voyager’s anticipated financial results, including the receipt by Voyager of revenues or reimbursement payments from collaboration partners; and Voyager’s cash runway and Voyager’s ability to generate sufficient cash resources to enable it to continue its business and operations are forward looking.

All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes such forward-looking statements to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, the continued development of Voyager’s technology platforms, including Voyager’s TRACER platform and its antibody screening technology; the ability to initiate and conduct preclinical studies in animal models; the development by third parties of capsid identification platforms that may be competitive to Voyager’s TRACER capsid discovery platform; Voyager’s ability to create and protect intellectual property rights associated with the TRACER capsid discovery platform, the capsids identified by the platform, and development candidates for Voyager’s pipeline programs; the initiation, timing, conduct and outcomes of Voyager’s preclinical studies; the possibility or the timing of the exercise of development, commercialization, license and other options under the Pfizer and Novartis license option agreements and Neurocrine collaborations; the ability of Voyager to negotiate and complete licensing or collaboration agreements with other parties on terms acceptable to Voyager and the third parties; the ability to attract and retain talented directors, employees, and contractors; and the sufficiency of cash resources to fund its operations and pursue its corporate objectives.

These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. All information in the press release is as of the date of this press release, and any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise this information or any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors

Investors@vygr.com

Andrew Funderburk
afunderburk@kendallir.com

Media

Trista Morrison
tmorrison@vygr.com

Peg Rusconi

prusconi@vergescientific.com

Selected Financial Information

($ amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Statement of Operations Items:	2023	2022	2023	2022
Collaboration revenue	$4,853	$712	$155,333	$1,371
Operating expenses:
Research and development	21,985	12,527	40,553	26,876
General and administrative	8,294	7,552	17,322	15,211
Total operating expenses	30,279	20,079	57,875	42,087
Operating (loss) income	(25,426)	(19,367)	97,458	(40,716)
Total other income	3,277	280	5,141	310
(Loss) income before income taxes	(22,149)	(19,087)	102,599	(40,406)
Income tax provision	59	—	763	—
Net (loss) income	$(22,208)	$(19,087)	$101,836	$(40,406)

Net (loss) income per share, basic	$(0.51)	$(0.50)	$2.42	$(1.06)
Net (loss) income per share, diluted	$(0.51)	$(0.50)	$2.33	$(1.06)

Weighted-average common shares outstanding, basic	43,520,137	38,298,426	42,102,101	38,183,192
Weighted-average common shares outstanding, diluted	43,520,137	38,298,426	43,770,999	38,183,192

	June 30,	December 31,
Selected Balance Sheet Items	2023	2022
Cash, cash equivalents, and marketable debt securities	$272,746	$118,848
Total assets	$315,536	$159,356
Accounts payable and accrued expenses	$10,719	$10,382
Deferred revenue	$83,049	$65,827
Total stockholders’ equity	$199,026	$59,020